EXHIBIT 16.1
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BOBBITT, PITTENGER & COMPANY, P.A.
CERTIFIED PUBLIC ACCOUNTANTS



December 16, 2003
(Originally dated November 20, 2003)

Mr. Michael Delin
Central Wireless, Inc.
4333 S. Tamiami Trail
Suite E
Sarasota, FL 34231

      Re:  Commission file number 033-14065

Effective November 20, 2003, we ceased our services as your accountants. We have reached this decision reluctantly and after substantial deliberation because we do not feel that we can continue to provide your company with the level of services that you require.

We have not yet billed for our services rendered since June 30, 2003, which will be covered by an invoice to be sent to you shortly. We would appreciate prompt payment in full of these invoices.

We will cooperate with you new accountants. To facilitate that process please send us a letter authorizing us to make disclosures to your new accountants. Without such a letter, we are ethically prohibited from communicating with others regarding your company's affairs.

We look forward to helping you make a smooth transition with your new accountants.

Very truly yours,


/S/ BOBBITT, PITTENGER & COMPANY, P.A.

Certified Public Accountants

Cc:     Office of the Chief Accountant
        SECPS Letter File
        Securities and Exchange Commission
        Mail Stop 9-5
        450 Fifth Street, N.W.
        Washington, D.C. 20549

                                  Exhibit 16.1